EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (1) the Registration Statement on Form S-8, File No. 333-43837, (2) the Registration Statement on Form S-8, File No. 333-43839, (3) the Registration Statement on Form S-8, File No. 333-72939 and (4) the Registration Statement on Form S-3, File No. 333-81037 of our report dated February 14, 2001 on our audit of the consolidated financial statements of Siebert Financial Corp. and subsidiaries ("Siebert") included in the Annual Report on Form 10-K of Siebert for the year ended December 31, 2000.


/s/ Richard A. Eisner & Company, LLP

New York, New York
March 28, 2001